Exhibit 99.1

Keating Capital Realizes $675,000 Gain from Portfolio Exit

Corsair Components Sells Majority Interest to Private Equity Firm Francisco Partners

GREENWOOD VILLAGE, Colo.--(BUSINESS WIRE)--May 9, 2013--Keating Capital, Inc. (“Keating Capital” or the “Company”) (Nasdaq: KIPO) announced today that it completed the disposition of its entire position in Corsair Components, Inc. (“Corsair”) on May 2, 2013, in connection with Corsair’s sale of a majority interest to Francisco Partners. As a result of the Company’s sale of its Corsair interest, the Company generated approximately $675,000 of net realized gains, or approximately $0.07 for each Keating Capital share currently outstanding.

As a result of the Company’s Corsair disposition and the recently announced sale of its entire position in LifeLock, Inc., the Company has realized during 2013 aggregate net gains of approximately $4.35 million, or approximately $0.48 per share. As of March 31, 2013, the Company had a net asset value of approximately $73.1 million, or $8.00 per share.

Corsair is headquartered in Fremont, California and is a designer and supplier of high-performance components to the personal computer, or PC, gaming hardware market. On July 6, 2011, Keating Capital acquired $4 million of common stock and acted as the lead investor in an $8 million purchase of common stock from certain founders and management employees of Corsair. At the time of Keating Capital’s investment, Corsair had an initial public offering registration statement publicly on file with the SEC. However, Corsair announced on May 24, 2012 that it had postponed its IPO due to weak equity market conditions.

Francisco Partners, a global private equity firm focused on technology businesses, invested approximately $75 million in exchange for a majority interest in Corsair. The investment proceeds were used to purchase stock from certain existing stockholders, including Keating Capital, and to expand into related adjacent product categories and geographies.

Keating Capital received total proceeds of approximately $4,675,000 from the sale of its Corsair position (after selling expenses), compared to a fair value of $4,992,000 as of March 31, 2013, and a cost of $4,000,080.

The Company’s sale of its entire Corsair position represented a return multiple of 1.17x its investment cost over a holding period of approximately 1.8 years. This represents an internal rate of return, or IRR, on this investment of approximately 8.9% per year.

The sale of the Corsair position is the third complete exit, out of a total of 20 portfolio company investments, for Keating Capital.

“Although Corsair did not complete an IPO and, as a result, we did not achieve our targeted 2x return on our Corsair investment, given the facts and circumstances surrounding this transaction, we are extremely pleased with the outcome,” stated Timothy J. Keating, CEO of Keating Capital. “Corsair attempted to price their IPO just a few days after the Facebook IPO fiasco—an event that froze the IPO market for five weeks—and was unsuccessful. Despite having 2011 revenue and net income of $455 million and $19 million, respectively, the confluence of weak industry and equity market conditions at the time conspired to make the possibility of an IPO at an attractive price unachievable. Moreover, in early April 2013, IDC, a leading information technology research firm, estimated that worldwide computer shipments in the first quarter of 2013 fell approximately 14%—representing the steepest quarterly drop since 1994.

“We believe the exit from our Corsair position as part of a change of control transaction by a financial investor provides one example of what can happen if one of our portfolio companies can’t complete an IPO. Even though a private-to-public valuation arbitrage may not be attainable if a portfolio company can’t complete an IPO, it is still possible to achieve a net realized gain on a sale or recapitalization of a portfolio company when the quality of the company, the purchase price and the negotiated structural protections as part of our investment provide an adequate margin of safety,” added Mr. Keating.

About Keating Capital, Inc.

Keating Capital is a business development company that specializes in making pre-IPO investments in innovative, emerging growth companies that are committed to and capable of becoming public. We provide investors with the ability to participate in a unique fund that allows our stockholders to share in the potential value accretion that we believe typically occurs once a company transforms from private to public status. Keating Capital’s shares are listed on Nasdaq under the ticker symbol “KIPO.”

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Forward-Looking Statements

This press release may contain statements of a forward-looking nature relating to future events. These forward-looking statements are subject to the inherent uncertainties in predicting future results and conditions. These statements reflect Keating Capital’s current beliefs, and a number of important factors could cause actual results to differ materially from those expressed in this press release, including the factors set forth in “Risk Factors” set forth in Keating Capital’s Form 10-K and Form 10-Q filed with the Securities and Exchange Commission (“SEC”), and subsequent filings with the SEC. Please refer to Keating Capital’s SEC filings for a more detailed discussion of the risks and uncertainties associated with its business, including but not limited to the risks and uncertainties associated with investing in micro- and small-cap companies. Except as required by the federal securities laws, Keating Capital undertakes no obligation to revise or update any forward-looking statements, whether as a result of new information, future events or otherwise. The reference to Keating Capital’s website has been provided as a convenience, and the information contained on such website is not incorporated by reference into this press release.

CONTACT:
Keating Capital
Investor Relations Contact:
Margie L. Blackwell, 720-889-0133
Investor Relations Director
mb@keatinginvestments.com